EXHIBIT 99.1


          SHPI Reports Fourth Quarter and Year-End 2003 Financial Results

Bountiful, Utah - March 24, 2004 - Specialized Health Products International, Inc. (OTCBB: SHPI), a leader in the design and development of medical safety needles, today reported consolidated financial results for the fourth quarter and year-ended December 31, 2003.

Fourth Quarter 2003 Operating Results

o Revenue totaled $1.2 million in fourth quarter 2003, an increase of $472 thousand or 65% as compared to the year-earlier period, and an increase of 15% as compared to the preceding quarter.
o Product sales and royalty revenue accounted for 83% of total revenue in fourth quarter 2003 as compared to 62% in the year-earlier period.
o Gross profit totaled $961 thousand in fourth quarter 2003 (80% gross profit margin), an increase of $321 thousand or 50% as compared to the year-earlier period.
o Operating expense totaled $2.6 million in fourth quarter 2003, an increase of $1.2 million or 91% as compared to the year-earlier period. Fourth quarter operating expense of $2.6 million includes an accrual for patent litigation expense of $1.3 million, which amount is the Company's estimate of the portion of costs associated with pending litigation by BD (Becton, Dickinson & Company) against Tyco Healthcare that Tyco Healthcare will withhold against royalties due SHPI through 2005.
o Excluding the accrual for patent litigation expense, operating expense would have totaled $1.3 million in fourth quarter 2003, a decrease of $62 thousand or 5% as compared to the year-earlier period.
o Net loss totaled $1.6 million in fourth quarter 2003, including the $1.3 million accrual for patent litigation expense. This net loss represents an increase of $916 thousand or 129% as compared to the year-earlier period. Reported net loss per diluted share was $(0.09) for fourth quarter 2003, as compared to $(0.04) for the year-earlier period.
o Excluding the accrual for patent litigation expense, net loss would have totaled $326 thousand in fourth quarter 2003, an improvement of $384 thousand or 54% as compared to the year-earlier period. This relates to a net loss per diluted share of $(0.02) for fourth quarter 2003, as compared to $(0.04) for the year-earlier period.

Full Year 2003 Operating Results

o Revenue totaled $3.6 million in 2003, an increase of $2.0 million or 121% as compared to 2002.
o Product sales and royalty revenue accounted for 77% of total revenue in 2003 as compared to 30% in 2002.
o Gross profit totaled $3.0 million in 2003 (84% gross profit margin), an increase of $1.7 million or 127% as compared to 2002.
o Operating expense totaled $6.2 million in 2003, an increase of $2.3 million or 57% as compared to 2002, including a $1.3 million accrual for patent litigation expense in fourth quarter 2003.
o Excluding the accrual for patent litigation expense, operating expense would have totaled $4.9 million in 2003, an increase of $961 thousand or 24% as compared to 2002, with sales & marketing expense associated with LiftLoc(R) Safety Infusion Set responsible for 80% of this increase.
o Excluding the accrual for patent litigation expense, research & development accounted for 53% of total operating expense in 2003. Sales & marketing accounted for 24% of total operating expense. General & administrative accounted for 23% of total operating expense.

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o        Net loss totaled $3.1 million in 2003, an improvement of $2.8 million or 47% as compared to 2002. This net loss comparison includes an accrual of $1.3 million for patent litigation expense in 2003 and a preferred stock deemed dividend related to beneficial conversion feature of $3.3 million in 2002. Reported net loss per diluted share was $(0.18) for 2003, as compared to $(0.33) for 2002.
o Excluding the accrual for patent litigation expense in 2003 and the preferred stock deemed dividend in 2002, net loss would have totaled $1.8 million in 2003, an improvement of $787 thousand or 30% as compared to 2002. This relates to a net loss per diluted share of $(0.10) for 2003, as compared to $(0.15) for 2002.

Jeff Soinski, President and Chief Executive Officer, commented, "In 2003, we achieved our objective of more than doubling revenues versus 2002. We also laid the foundation for future growth, with the:

o Expansion of our distribution network and sales and marketing efforts for LiftLoc(R) Safety Infusion Set, our first OEM and SHPI-branded product;
o Continued growth of the Monoject MagellanTM safety syringe needle product line spurred by the highly effective marketing efforts of Kendall, a business unit of Tyco Healthcare;
o Early 2003 launch and rapid growth of LuproLocTM, a proprietary safety needle device attached to pre-filled syringes of Lupron Depot(R) (leuprolide acetate for depot suspension) by TAP Pharmaceutical Products Inc.;
o Filing of 16 additional U.S. and foreign patent applications for SecureLocTM, our second major platform technology; o Completion of our first major product agreement on the SecureLocTM technology with BD for safety-engineered spinal and epidural needles;
o Achievement of ISO certification and CE Mark for LiftLoc(R) to pave the way for the international launch of our manufactured products, including the Canadian launch of LiftLoc(R) announced earlier this year; and
o Recent launch of the Monoject MagellanTM safety blood collection product line by Kendall."

Mr. Soinski further commented, "In 2004, we expect to report continued steady revenue growth versus our 2003 performance, without significantly increasing operating expense prior to the accrual for patent litigation expense in 2003. Without material adverse events, which we do not anticipate at this time, we expect to significantly reduce our net loss in 2004 to achieve sustainable profitability by the fourth quarter of this year."

SHPI will conduct a conference call to discuss fourth quarter and year-end 2003 financial results on Thursday, March 25, 2004, at 4:30 p.m. EST. Investors can listen to the conference call live by dialing (800) 450-0788 in the U.S. and
(612) 332-0820 internationally. A replay of the call will be available for one week after the event by dialing (800) 475-6701 in the U.S. and (320) 365-3844 internationally and entering access code: 724421.

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About Specialized Health Products International, Inc.

SHPI is a leading designer and developer of proprietary safety medical needle products, designed to minimize the risk of accidental needlesticks, which are a leading cause of the spread of blood-borne diseases such as HIV/AIDS, and the hepatitis B and C viruses. SHPI has twenty highly differentiated, patented safety needle technologies that apply to virtually all medical needles used today. SHPI manufactures and markets certain products under its own label. Other products are supplied to third parties on an OEM basis or licensed to leading manufacturers and marketers in the disposable medical products industry. For more information about SHPI, visit the company's web site at www.shpi.com.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, the effect of the Company's accounting policies and other risk factors detailed in the Company's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included on certain forms the Company files with the Securities and Exchange Commission.

Contact:

Paul S. Evans, SHPI
Telephone: 801-298-3360
Fax: 801-298-1759
pevans@shpi.com

Website:  www.shpi.com